Exhibit 10.15

SCHEDULE OF NON-EMPLOYEE DIRECTORS’ ANNUAL COMPENSATION

OF

C&F FINANCIAL CORPORATION

Effective January 1, 2018

Amount
Annual Retainer Fees [1]
Service as a Director	$11,000
Service as Chairman of Audit Committee	$6,180 (additional)
Service as Chairman of Compensation Committee	$5,150 (additional)

Meeting Fees
Monthly fee for attendance at meetings[2]	$1,050
Fee for attendance at each Audit and Compensation committee meeting	$500

Equity Compensation
In addition to cash compensation, non-employee directors are eligible to receive equity-based awards under the Corporation’s 2013 Stock and Incentive Compensation Plan, as determined in the Board’s discretion.

1	The retainer fees are payable in quarterly installments.

2

All non-employee directors receive a single fee of $1,050 per month to cover attendance at meetings of the C&F Financial Corporation board, C&F Bank board, C&F Bank subsidiaries’ boards and Nominating Committee.